Exhibit 3.1

New York State Department of State DIVISION OF CORPORATIONS, STATE RECORDS AND UNIFORM COMMERCIAL CODE One Commerce Plaza 99 Washington Ave. Albany, NY 12231-0001 www.dos.ny.gov

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF

TRUSTCO BANK CORP N Y
(Insert the Current Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

FIRST: The current name of the corporation is:

TRUSTCO BANK CORP N Y

If the name of the corporation has been previously changed, the name under which it was originally formed is:

SECOND: The date of filing of the certificate of incorporation with the Department of State is: October 28, 1981

THIRD: The amendment effected by this certificate of amendment is as follows:
The subject matter and full text of each amended paragraph must be stated.
FOR EXAMPLE, a certificate of amendment changing the name of the corporation would read as follows:
Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is amended to read in its entirety as follows:
FIRST: The name of the corporation is (....new name....).
Paragraph 6 of Article VI of the Certificate of Incorporation relating to Directors; Election and Classification is amended to read in its entirety:

6.          The entire Board of Directors shall consist of not less than five (5) members and not more than fifteen (15) members.  Commencing with the 2020 annual meeting of shareholders, directors to succeed those whose terms expire at each annual meeting shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their respective successors are elected and have qualified or until their respective earlier displacement from office by resignation, removal or otherwise.  Any director elected prior to the annual meeting of shareholders in 2020 for a term that expires at the annual meeting of shareholders in 2021 or the annual meeting of shareholders in 2022 shall continue to hold office until the end of the term for which such director was elected.  The division of directors into classes shall terminate at the annual meeting of shareholders in 2022, from and after which all directors will stand for election annually.

The Board of Directors of the Corporation shall have the authority to establish from time to time the exact number of directors, as shall be set forth in resolutions that may be adopted by the Board of Directors.

Paragraph 8 of Article VIII of the Certificate of Incorporation relating to Shareholders – Quorum, Voting and Special Meetings is amended to read in its entirety as follows:

8.          The holders of at least a majority of the outstanding Voting Stock of the Corporation shall be present in person or by proxy at any meeting of shareholders in order to constitute a quorum for the transaction of any business.  Whenever any corporate action, other than the election of directors, is to be taken by vote of the shareholders, it shall, except as otherwise required by this Certificate of Incorporation or by law, be authorized by a majority of the votes cast in favor of or against such action at a meeting of shareholders by the holders of shares entitled to vote thereon.  Except as otherwise provided in this Certificate of Incorporation or by law, an abstention shall not constitute a vote cast.

FOURTH: The certificate of amendment was authorized by: (Check the appropriate box)

☒	The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

☐	The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

X /s/ Michael Hall	Michael Hall
(Signature)	(Name of Signer)

Secretary
(Title of Signer)

CERTIFICATE
OF
AMENDMENT
OF THE
CERTIFICATE OF
INCORPORATION
OF

TRUSTCO BANK CORP N Y
(Insert Current Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

Filer’s Name and Mailing Address:

Michael Hall
Name:

TrustCo Bank Corp NY
Company, if Applicable:

5 Sarnowski Drive
Mailing Address:

Glenville, NY 12302
City, State and Zip Code:

NOTES:

1.
The name of the corporation and its date of incorporation provided on this certificate must exactly match the records of the Department of State. This information should be verified on the Department of State’s website at www.dos.ny.gov.

2.
This form was prepared by the New York State Department of State. It does not contain all optional provisions under the law. You are not required to use this form. You may draft your own form or use forms available at legal stationery stores.

3.	The Department of State recommends that all documents be prepared under the guidance of an attorney.
4.	The certificate must be submitted with a $60 filing fee.

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